EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Loudeye Corp. Announces Annual Stockholder’s Meeting
Agenda for July 16, 2003

Seattle, WA – July 15, 2003 – Loudeye Corp. (Nasdaq: LOUD), a leading provider of services for the management, promotion and distribution of digital media, today announced the agenda for its 2003 Annual Stockholder’s Meeting on Wednesday, July 16, 2003, at 10:00 a.m. PDT/1:00 p.m. EDT at the Edgewater Hotel in Seattle, Washington.

The agenda for the meeting is as follows:

•	Formal business including voting on company proposals

•	Presentation by Anthony Bay, Loudeye’s chairman of the board, and Jeff Cavins, Loudeye’s president and chief executive officer, discussing the Company’s strategic business plan, including an overview of current initiatives and traction in the digital music sector, a live demonstration of Loudeye’s solution and an update on 2003 operating performance

•	Live question and answer session

A live Webcast will be available at http://events01.activate.net/loudeye/10030/ for those unable to attend the meeting.

About Loudeye Corp.
 Loudeye provides the business infrastructure and services for managing, promoting and distributing digital content for the entertainment and corporate markets. For more information, visit www.loudeye.com.

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Contacts:
Media/Public Relations: Andrew Cullen, Barokas Public Relations, 206.264.8220, andrew@barokas.com
Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com